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                                                                   EXHIBIT 99.1

               JACOR TO OFFER COMMON STOCK, SENIOR SUBORDINATED NOTES
                           AND LIQUID YIELD OPTION NOTES


COVINGTON, KY, JANUARY 21, 1998: Jacor Communications, Inc. (Nasdaq: JCOR) and its wholly owned subsidiary, Jacor Communications Company, today announced they will offer for sale approximately $495 million of securities in three concurrent offerings. The offerings will be made pursuant to Jacor's omnibus shelf registration statement previously declared effective by the Securities and Exchange Commission. The offerings are:

1.   COMMON STOCK: Jacor Communications, Inc. will offer to sell approximately
     3.8 million shares of common stock to the public. The number of shares to be offered and the final offering price will be determined by market conditions at the time of sale. Net proceeds to the company are expected to be approximately $200 million. The underwriters have an over-allotment option to purchase up to an additional 15% of the number of shares offered.

2. SENIOR SUBORDINATED NOTES: Jacor Communications Company will offer to sell $100 million in aggregate principal amount of 12 year fixed rate notes.
     The notes will be guaranteed by Jacor Communications, Inc. and by Jacor subsidiaries. Market conditions at the time of the offering will determine the exact coupon, term and other provisions of the security.

          DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION WILL ACT AS LEAD UNDERWRITER IN THE PRECEDING OFFERINGS.

3. LIQUID YIELD OPTION NOTES (LYONS): Jacor Communications, Inc. will offer to sell 20-year liquid yield notes with expected gross proceeds of $150 million. The LYONs are zero coupon senior notes and are convertible into Jacor common stock. The yield, conversion premium, call provisions and other terms of the security will be determined by market conditions at the time of the offering. The underwriter has a 10% over-allotment option on the LYONs.

          MERRILL LYNCH WILL ACT AS SOLE UNDERWRITER IN THE LYONS OFFERING.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES. THE OFFERING IS MADE BY PROSPECTUS ONLY. COPIES OF THE FINAL PROSPECTUS WILL BE AVAILABLE THROUGH THE PROSPECTUS DEPARTMENTS OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, 277 PARK AVENUE, NEW YORK, NY, 10172, TEL. 212.892.3000 FOR THE SENIOR SUBORDINATED NOTES AND COMMON STOCK. THE PROSPECTUS FOR THE LIQUID YIELD OPTION NOTES (LYONS) WILL BE AVAILABLE THROUGH THE MERRILL LYNCH PROSPECTUS OPERATIONS, TEL. 732.885.7260.